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B E R N S T E I N   S H U R

________________________________________________________________________________________________________________________________________

             C O U N S E L O R S   A T   L A W

100 Middle Street

PO Box 9729

Portland, ME 04104-5029

Leslie K. Klenk

207 228-7295 direct

lklenk@bernsteinshur.com

April 11, 2011

VIA EDGAR TRANSMISSION

Ms. Mary A. Cole

United States Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E.

Washington, D.C. 20549

Re:

Huntington Strategy Shares (“Trust”)

File Nos.: 333-170750; 811-22497

Dear Ms. Cole:

Enclosed please find Pre-Effective Amendment No. 1 to the Trust’s registration statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

If you should have any questions or require further information, please contact me directly.

Sincerely,

/s/ Leslie K. Klenk

Leslie K. Klenk

LKK/kn